EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS

Stratabase
Abbotsford, Canada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4/A of our report dated February 13, 2004 relating to the financial statements of Stratabase Inc. as of and for the year ended December 31, 2003, appearing in the Company's Annual Report on Form 10-KSB for the year ending December 31, 2003. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.





/S/ BDO DUNWOODY LLP

VANCOUVER, CANADA
JUNE 28, 2004